Exhibit 4.6

SCHEDULE

to the

2002

Master Agreement

dated as of June 28, 2007

between BANK OF AMERICA, N.A.,

a national banking association organized under the laws of the United States (“Party A”)

and

GE CAPITAL CREDIT CARD MASTER NOTE TRUST,

 a statutory trust organized under the laws of the State of Delaware

(“Party B”)

Part 1

Termination Provisions

The only Transaction that will be governed by the terms of this Agreement will be the Class B Swap (as defined in the Indenture Supplement) as documented in the Confirmation, dated as of the date hereof.  Reference to “Transactions” or “Transaction” shall be deemed to be reference to the Class B Swap.

In this Agreement —

(a)           “Specified Entity” means in relation to Party A and Party B for the purpose of Sections 5(a)(v), (vi), (vii) and Section 5(b)(v): Not applicable.

(b)           “Specified Transaction” will have the meaning specified in Section 14 of this Agreement.

(c)           The “Breach of Agreement” provision of Section 5(a)(ii) will not apply to Party B.

(d)           The “Credit Support Default” provision of Section 5(a)(iii) will not apply to Party B.

(e)           The “Misrepresentation” provision of Section 5(a)(iv) will not apply to Party B.

(f)            The “Default Under Specified Transactions” provision of Section 5(a)(v) will not apply to Party A and will not apply to Party B.

(g)           The “Cross Default” provisions of Section 5(a)(vi) will apply to Party A and will not apply to Party B.

“Specified Indebtedness” will have the meaning specified in Section 14, provided that Specified Indebtedness shall not include deposits received in the course of a party’s ordinary banking business.

“Threshold Amount” means, with respect to Party A (or its Credit Support Provider), (3%) three percent of the Shareholders’ Equity of Bank of America Corporation as described in its most recently published audited financial statement or its equivalent in any currency.

“Shareholders’ Equity” means with respect to an entity, at any time, the sum (as shown in the most recent annual audited financial statements of such entity) of (i) its capital stock (including preferred stock) outstanding, taken at par value, (ii) its capital surplus and (iii) its retained earnings, minus (iv) treasury stock, each to be determined in accordance with generally accepted accounting principles.

(h)           The “Bankruptcy” provision of Section 5(a)(vii) will apply; provided that with respect to Party B the provisions of Section 5(a)(vii) clauses (2), (7) and (9) will not be applicable as an Event of Default; clause (3) will not apply to Party B to the extent it refers to any assignment, arrangement or composition that is effected by or pursuant to the Indenture; clause (4) will not apply to Party B to the extent that it refers to proceedings or petitions instituted or presented by Party A or any of its Affiliates; clause(6) will not apply to Party B to the extent that it refers to (i) any appointment that is contemplated or effected by the Indenture (as defined herein) or (ii) any appointment that Party B has not become subject to); clause (8) will not apply to Party B to the extent that it applies to Section 5(a)(vii)(2), (4), (6), and (7) (except to the extent that such provisions are not disapplied with respect to Party B).

(i)            The “Force Majeure Event” provision of Section 5(b)(ii) will not apply to Party A and will not apply to Party B.

(j)            The “Credit Event Upon Merger” provisions of Section 5(b)(v) will not apply to Party A and will not apply to Party B.

(k)           “Tax Event Upon Merger” does not apply to Party A but does apply to Party B as Burdened Party.  Section 6(b)(ii) will apply, provided that the words “or if a Tax Event Upon Merger occurs and the Burdened Party is the Affected Party” shall be deleted.

(l)            The “Tax Event” provisions of Section 5(b)(iii) will apply, provided that the words “(x) any action taken by a taxing authority, or brought in a court of competent jurisdiction, on or after the date on which a Trasanction is entered into (regardless of whether such action is taken or brought with respect to a party to this Agreement) or (y)” shall be deleted.

(m)          The “Automatic Early Termination” provisions of Section 6(a) will not apply to Party A and will not apply to Party B.

(n)           “Termination Currency” means United States Dollars.

(o)           Additional Termination Event will apply.  Each of the following shall constitute an Additional Termination Event:

(i)            Fitch Credit Downgrade.  If at any time the unsecured debt rating of Party A, or its Credit Support Provider, is withdrawn by or reduced below “A” (long term) or “F1” (short term) if Party A is rated by Fitch Ratings (“Fitch”); (a “Fitch Downgrade”); then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, within 30 days of the date of the Fitch Downgrade, subject to Part 5(r), enter into a “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  If Party A fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

(ii)           S&P Credit Downgrade.

(A)  With respect to Party A, or its Credit Support Provider, if such entity is a Financial Institution, if at any time the unsecured debt ratings of such entity, are reduced below “A+” (long term) or, if a short term rating is in effect for such party, below “A-1” (short term) by Standard & Poor’s Rating Services (“S&P”) (an “S&P Approved Ratings Downgrade”); then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex.  At any time during the continuance of an S&P Approved Ratings Downgrade, in addition to complying with the Credit Support Annex, Party A may, at its own expense, subject to Part 5(r), enter into any other “Qualifying Substitute Arrangement” (as defined below) to assure performance by Party A of its obligations under the Transactions.  If Party A fails to enter into a Qualifying Substitute Arrangement within 10 Business Days pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

(B)  In addition, (i) with respect to Party A, or its Credit Support Provider, if such entity is a Financial Institution, if at any time the unsecured debt rating of such entity is withdrawn or reduced below “BBB+” (long term) or “A-2” (short term) by S&P or (ii) with respect to such party, that is not a Financial Institution, if at any time the unsecured debt rating of Party A is withdrawn or reduced below “A+” (long term) or “A-1” (short term) by S&P (an “S&P Required Ratings Downgrade”); then Party A shall promptly notify Party B by telephone (promptly confirmed in writing), and Party B then shall notify the Rating Agencies.  Party A shall then, at its own expense, (x) comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex and (y) within 60 days of the date of the S&P Required Ratings Downgrade subject to Part 5(r), enter into a Qualifying Substitute Arrangement to assure performance by Party A of its obligations under the Transactions or otherwise procure the Ratings Reaffirmation.  If Party A fails to comply with the Credit Support Annex or fails to enter into a Qualifying Substitute Arrangement pursuant to this provision, it shall be an Additional Termination Event in which Party A is the sole Affected Party.

“Credit Support” shall mean (i) collateral posted pursuant to the Credit Support Annex or (ii) an unconditional letter of credit, guaranty, surety bond or insurance policy providing for prompt payment of the obligations of Party A and its successors under this Agreement, as amended from time to time, and all Transactions hereunder for their duration from a Credit Support Provider meeting the Counterparty Ratings Requirements, that is valid, binding and enforceable in accordance with its terms.  Notwithstanding the forgoing sentence, posting collateral pursuant the Credit Support Annex shall not be sufficient “Credit Support” for Party A if at any time the unsecured debt rating of Party A, or its Credit Support Provider, that is a Financial Institution is withdrawn or reduced below “BBB+” (long term) or “A-2” (short term) by S&P and if Party A, or its Credit Support Provider, is not a Financial Institution; the unsecured debt rating is withdrawn or reduced below “A+” (long term) or “A-1” (short term) by S&P as set forth in the immediately preceding paragraph.

“Counterparty Ratings Requirement” means with respect to any entity, that either such entity or the Credit Support Provider, has (i) (a) a Moody’s long-term unsecured debt rating or counterparty rating of at least “Aa3”, and if a short term rating has been provided, such rating shall be at least “P-1”, and (ii) an S&P long-term unsecured debt rating or counterparty rating of at least “A+”, and if a short term rating has been provided, such rating shall be at least “A-1”; and, notwithstanding the foregoing, if such entity or its Credit Support Provider, has a Fitch short-term unsecured debt rating, such rating shall be at least “F1” and if such entity or its Credit Support Provider has a Fitch long-term unsecured debt rating, such rating shall be at least “A”.

“Financial Institution” means a bank, broker/dealer, insurance company, structured investment vehicle or derivative product company.

“Qualifying Substitute Arrangement” shall mean one of the following arrangements satisfactory to Party B:  (i) providing Credit Support to Party B and procure a Ratings Reaffirmation or (ii) procuring a Replacement Transaction and a Ratings Reaffirmation or (iii) satisfying any other remedy permitted by the applicable Rating Agency and procure a Ratings Reaffirmation.

“Ratings Reaffirmation” means a written acknowledgement from each Rating Agency (with the exception of Moody’s who shall be notified in writing on any Qualifying Substitute Arrangement), (i) the then current rating of the Notes will not be reduced or withdrawn notwithstanding the applicable downgrade or applicable assignments, amendment, modification or waiver in respect of this Agreement, or (ii) the rating of the Notes in effect prior to a downgrade will be reinstated to the rating in effect prior to the downgrade.

“Replacement Transaction” means a transaction, with a replacement counterparty meeting the Counterparty Rating Requirement who, at no cost to Party B, shall assume Party A’s position under this Agreement and all Transactions hereunder or replace all Transactions outstanding under this Agreement with Transactions between said replacement counterparty and Party B on identical terms.

(iii)          Moody’s First Rating Trigger Collateral.  Party A has failed to comply with or perform any obligation to be complied with or performed by Party A in accordance with the Credit Support Annex entered into between Party A and Party B in relation to this Agreement and either (x) the Moody’s Second Rating Trigger Requirements do not apply or (y) less than 30 Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply.

(iv)          (Moody’s Second Rating Trigger Replacement.  (x) The Moody’s Second Rating Trigger Requirements apply and 30 or more Local Business Days have elapsed since the last time the Moody’s Second Rating Trigger Requirements did not apply and (y) at least one Eligible Replacement has made a Firm Offer that would, assuming the occurrence of an Early Termination Date, qualify as an Eligible Firm Offer (on the basis that paragraphs (ii) and (iii) in Part 5(s) below apply) and which remains capable of becoming legally binding upon acceptance.

“Eligible Guarantee” means an unconditional and irrevocable guarantee that is provided by a guarantor as principal debtor rather than surety and is directly enforceable by Party B, where either (A) a law firm has given a legal opinion confirming that none of the guarantor’s payments to Party B under such guarantee will be subject to withholding for Tax and such opinion has been delivered to Moody’s, (B) such guarantee provides that, in the event that any of such guarantor’s payments to Party B are subject to withholding for Tax, such guarantor is required to pay such additional amount as is necessary to ensure that the net amount actually received by Party B (free and clear of any withholding tax) will equal the full amount Party B would have received had no such withholding been required or (C) in the even that any payment under such guarantee is made net of deduction or withholding for Tax, Party A is required, under Section 2(a)(i), to make such additional payment as is necessary to ensure that the net amount actually received by Party B from the guarantor will equal the full amount Party B would have received had no such deduction or withholding been required.

“Eligible Replacement” means an entity (A) with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (B) whose present and future obligations owing to Party B are guaranteed pursuant to an Eligible Guarantee provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings.

“Firm Offer” means an offer which, when made, was capable of becoming legally binding upon acceptance.

“Moody’s Short-term Rating” means a rating assigned by Moody’s under its short-term rating scale in respect of an entity’s short-term, unsecured and unsubordinated debt obligations.

“Relevant Entities” means Party A and any guarantor under an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement.

(A)          The “Moody’s First Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Moody’s First Trigger Required Ratings.

An entity shall have the “Moody’s First Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-1” and its long-term, unsecured and unsubordinated debt obligations are rated “A2” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A1” or above by Moody’s.

(B)           So long as the Moody’s First Rating Trigger Requirements apply, Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, (x) procure an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement to be provided by a guarantor with the Moody’s First Trigger Required Ratings, (y) transfer to Party B the amount of Eligible Collateral required under the Credit Support Annex or (y) transfer this Agreement in accordance with Part 5(r) below.

(C)           The “Moody’s Second Rating Trigger Requirements” shall apply so long as no Relevant Entity has the Moody’s Second Trigger Required Ratings.

An entity shall have the “Moody’s Second Trigger Required Ratings” (x) where such entity is the subject of a Moody’s Short-term Rating, if such rating is “Prime-2” or above and its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s and (y) where such entity is not the subject of a Moody’s Short-term Rating, if its long-term, unsecured and unsubordinated debt obligations are rated “A3” or above by Moody’s.

(D)          So long as the Moody’s Second Rating Trigger Requirements apply, Party A will at its own cost use commercially reasonable efforts to, as soon as reasonably practicable, either (x) procure an Eligible Guarantee in respect of all of Party A’s present and future obligations under this Agreement to be provided by a guarantor with the Moody’s First Trigger Required Ratings and/or the Moody’s Second Trigger Required Ratings or (y) transfer this Agreement in accordance with Part 5(r) below.

In the event of an Early Termination Date in respect of a Party A Downgrade, a Moody’s First Rating Trigger Replacement or a Moody’s Second Rating Trigger Replacement and the entering into by Party B of alternative swap arrangements, Party A shall pay all reasonable out-of-pocket expenses, including legal fees and stamp taxes, relating to the entering into of such alternative swap arrangements.

(iv)          Failure by Party A to comply with or perform in all material respects any agreement or undertaking to be complied with or performed by the Swap Provider in accordance with the Indemnification and Disclosure Agreement dated as of June 28, 2007 between Party A and RFS Holding, L.L.C., with Party A as the sole Affected Party.

(p)           Discontinued Agency.  If one of the foregoing credit rating agencies ceases to be in the business of rating Debt Securities and such business is not continued by a successor or assign of such agency (“Discontinued Agency”) ratings shall not be deemed withdrawn hereunder, and Party A and Party B shall use their best efforts to  jointly (i) select a nationally-recognized credit rating agency in substitution thereof and (ii) agree on the rating level issued by such substitute agency that is equivalent to the ratings specified herein of the Discontinued Agency, whereupon such substitute agency and equivalent rating shall replace the Discontinued Agency and the rating level thereof for the purposes of this Agreement. If at any time all of the agencies specified herein with respect to a party have become Discontinued Agencies and Party A and Party B have not previously agreed in good faith on at least one agency and equivalent rating in substitution for each Discontinued Agency and the applicable rating thereof, the downgrade provisions of Part 1(o) shall cease to apply to the parties until a substitute agency is agreed upon as described above.

Part 2

Tax Representations

(a)           Payer Tax Representation.  For the purpose of Section 3(e) of this Agreement, Party A and Party B make the following representation:

It is not required by applicable law, as modified by the practice of any relevant governmental revenue authority, of any Relevant Jurisdiction to make any deduction or withholding for or on account of any Tax from any payment (other than interest under Section9(h) of this Agreement) to be made by it to the other party under this Agreement.  In making this representation, it may rely on:

(i)            the accuracy of any representations made by the other party pursuant to Section 3(f) of this Agreement;

(ii)           the satisfaction of the agreement of the other party contained in Section 4(a)(i) or 4(a)(iii) of this Agreement and the accuracy and effectiveness of any document provided by the other party pursuant to Section 4(a)(i) or 4(a)(iii) of this Agreement; and

(iii)          the satisfaction of the agreement of the other party contained in Section 4(d) of this Agreement;

except that it will not be a breach of this representation where reliance is placed on clause (ii) above and the other party does not deliver a form or document under Section 4(a)(iii) of this Agreement by reason of prejudice to its legal or commercial position.

(b)           Payee Tax Representations.  For the purpose of Section 3(f) of this Agreement, Party A and/or Party B make the representations specified below:

(i)            Party A represents that Party A is a national banking association organized under the laws of the United States and the federal taxpayer identification number is94-1687665.

(ii)           Party A represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes and an “Exempt recipient” within the meaning of section 1.6049-4(c)(1)(ii) of the United States Treasury Regulations.

(iii)          Party B represents that it is a “U.S. person” (as that term is used in section 1.1441-4(a)(3)(ii) of United States Treasury Regulations) for United States federal income tax purposes.

(c)           Modified Tax Provisions.  Party B’s obligations under Section 2(d)(i) of this Agreement shall be limited to complying with clauses (1), (2) and (3) thereof and Party B shall not be obligated to pay any amount that would otherwise be owing by it under clause (4).  Notwithstanding the definition of “Indemnifiable Tax” in Section 14 of this Agreement, in relation to Payments by Party A, any Tax shall be an Indemnifiable Tax and, in relation to payments by Party B, no Tax shall be an Indemnifiable Tax.

Part 3

Agreement to Deliver Documents

For the purpose of Sections 4(a)(i) and (ii) of this Agreement, each Party agrees to deliver the following documents, as applicable:

(a)           Tax forms, documents or certificates to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A and Party B	IRS Form W-9	(i) Upon execution of the Agreement, (ii) upon knowledge that such document is obsolete or inaccurate and (iii) thereafter, upon request of the other party.	N/A

(b)           Other documents to be delivered are:

Party Required to Deliver Documents	Form/Document/ Certificate	Date by which to be delivered	Covered by §(3)(d) Representation

Party A

A copy of the most recent annual report of containing audited consolidated financial statements of Party A for such fiscal year certified by independent certified public accountants and prepared in accordance with generally accepted accounting principles (“GAAP”) in the party’s country of organization, or, in lieu thereof, a copy of such party’s most recent Form 10-K as filed with the Securities and Exchange Commission (if any such statement is produced).

		Upon request by Party B after publicly available.	Yes
Party A

Quarterly Financial Statements of Party A containing unaudited, consolidated financial statements of such party’s fiscal quarter prepared in accordance with generally accepted accounting principles in the country in which Party A is organized.

		Upon request by Party B after publicly available.	Yes
Party A and Party B	Incumbency certificate or other documents evidencing the authority of the party entering into this Agreement or any other document executed in connection with this Agreement.	Concurrently with the execution of this Agreement or of any other documents executed in connection with this Agreement.	Yes
Party A and Party B	Legal opinion in a form satisfactory to the other party.	Upon or promptly following execution of the Agreement.	No

Part 4

Miscellaneous

(a)           Addresses for Notices.  For the purpose of Section 12(a) of this Agreement:
Address for notices or communications to Party A:

Address for notice or communications to Party A:

Bank of America, N.A.

Sears Tower

233 South Wacker Drive, Suite 2800

Chicago, IL 60606

Attention:  Swap Operations

Telephone No.:  312-234-2732

Facsimile No.:  866-255-1444

with a copy to:

Bank of America, N.A.

100 N. Tryon St., NC1-007-23-16

Charlotte, North Carolina  28255

Attention:  Global Markets Trading Agreements

Facsimile No.: 980.387.9566

Address for financial statements to Party A:

Bank of America, N.A. Mail Code: NC1-007-13-01 100 N. Tryon Street Charlotte, North Carolina 28255 Attention: CMCRM-GABS/SSG

(For all purposes).

Address for notices or communications to Party B:

Address:	GE Capital Credit Card Master Note Trust
c/o General Electric Capital Corporation, as Administrator
777 Long Ridge Road, Building B
Stamford, CT 06927

Attention:	Manager Operations - Securitization
Telephone:	203-585-6838
Facsimile:	203-585-6564

Address for notices or communications to Fitch:

Fitch Ratings

Attn:  Cynthia Ullrich

1 State Street Plaza 32 FL

New York, NY 10004

cynthia.ullrich@fitchratings.com

cc:  surveillance-abs-consumer@fitchratings.com

Fax:212-514-9879

Telephone:212-908-0609

(b)           Process Agent.  For the purpose of Section 13(c) of this Agreement:

Party A appoints as its Process Agent: Not applicable.

Party B appoints as its Process Agent:  Not applicable.

(c)           Offices.  The provisions of Section 10(a) shall apply to this Agreement.

(d)           Multibranch Party.  For the purpose of Section 10(b), Party A is a Multibranch Party and  may act through its Charlotte, North Carolina, Chicago, Illinois, San Francisco, California, New York, New York, Boston, Massachusetts or London, England Office.  Party B is not a Multibranch Party.

(e)           Calculation Agent.  The Calculation Agent shall be Party A.

(f)            Credit Support Document.  Details of any Credit Support Document:

Party A:	The Credit Support Annex, annexed hereto and any Eligible Guarantee, if any.
Party B:	Not applicable.

(g)           Credit Support Provider.

Credit Support Provider means in relation to Party A:  Any guarantor under the Eligible Guarantee, if any.

Credit Support Provider means in relation to Party B:  Not applicable.

(h)           Governing Law.  This Agreement will be governed by and construed in accordance with the laws of the State of New York without reference to choice of law doctrine.

(i)            Netting of Payments.  “Multiple Transaction Payment Netting” will not apply for the purpose of Section 2(c) of this Agreement to all Transactions (in each case starting from the date of this Agreement).

(j)            “Affiliate” will have the meaning specified in Section 14; provided that Party B is deemed to have no Affiliates.

(k)           Absence of Litigation. For the purpose of Section 3(c):—

“Specified Entity” means in relation to Party A: Not applicable.

“Specified Entity” means in relation to Party B:  Not applicable.

(l)            No Agency.  The provisions of Section 3(g) will apply to this Agreement.

(m)          Additional Representations will apply.  For the purpose of Section 3 of this Agreement, the following will constitute an Additional Representation:—

(i)            Non-Reliance.  It is acting for its own account, and it has made its own independent decisions to enter into that Transaction and as to whether that Transaction is appropriate or proper for it based upon its own judgment and upon advice from such advisers as it has deemed necessary.  It is not relying on any communication (written or oral) or the other party as investment advice or as a recommendation to enter into that Transaction, it being understood that information and explanations related to the terms and conditions of a Transaction will not be considered investment advice or a recommendation to enter into that Transaction.  No communication (written or oral) received from the other party will be deemed to be an assurance or guarantee as to the expected results of that Transaction.

(ii)           Assessment and Understanding.  It is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice), and understands and accepts, the terms, conditions and risks of that Transaction.  It is also capable of assuming, and assumes, the risks of that Transaction.

(iii)          Status of Parties. The other party is not acting as a fiduciary for or an adviser to it in respect of that Transaction.

(iv)          Eligible Contract Participant. It is an “eligible contract participant” as defined in Section la(12) of the Commodity Exchange Act, as amended.

(n)           Consent to Recording.  Each party (i) consents to the recording of the telephone conversations of trading and marketing personnel of the parties in connection with this Agreement or any potential Transaction, (ii) agrees to obtain any necessary consent of, and give notice of such recording to, such personnel and (iii) agrees, to the extent permitted by applicable law, that recordings may be submitted in evidence in any Proceedings.

Part 5

Other Provisions

(a)         Recourse and Ranking.  The obligations of Party B under this Agreement, and under any Transaction executed hereunder, are solely the obligations of Party B.  No recourse shall be had for the payment of any amount owing in respect of any Transaction or any other obligation or claim arising out of or based upon this Agreement against any member, employee, officer, director or agent of Party B.  Any accrued obligations owing by Party B under this Agreement and any Transaction shall be payable by Party B solely to the extent that funds are available therefor from time to time in accordance with the provisions of the Indenture; and, following realization of the Trust Estate, any claims of Party A against Party B shall be extinguished.  Notwithstanding any provisions contained in this Agreement to the contrary, Party B shall not be obligated to pay any amount pursuant to this Agreement unless Party B has received funds which may be used to make such payment in accordance with the Indenture.  Any amount which Party B does not pay pursuant to the operation of the preceding sentence shall not constitute a claim (as defined in §101 of the Bankruptcy Code) against or corporate obligation of Party B for any such insufficiency unless and until such payment is permitted under such preceding sentence.

(b)           Limitation of Defaults and Termination.   Notwithstanding the terms of Sections 5 and 6 of this Agreement, Party A shall be entitled to designate an Early Termination Date pursuant to Section 6 of this Agreement only as a result of the occurrence of an Event of Default set forth in Section 5(a)(i) or 5(a)(vii)(4) with respect to Party B as the Defaulting Party or a Termination Event set forth in Sections 5(b)(i) or 5(b)(iii) of this Agreement with respect to Party A as the Affected Party.

(c)           No Bankruptcy Petition Against Party B.  Party A hereby covenants and agrees that, prior to the date which is one year and one day (or, if longer, the applicable preference period) after all the Notes (or any rated securities) issued by Party B under the Indenture have been paid in full it will not institute against, or join any other Person in instituting against, Party B any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings or other similar proceeding under the laws of the United States or any state of the United States.  The provisions of this paragraph shall survive the termination of this Agreement.

(d)           Transfers.  Party A consents to the pledge and assignment by Party B of its rights hereunder and under any Transaction to the Indenture Trustee.

(e)           Additional Tax Provisions.  The definition of “Indemnifiable Tax” in Section 14 of this Agreement is modified by adding the following at the end thereof:

Notwithstanding the foregoing, “Indemnifiable Tax” also means any Tax imposed in respect of a payment under this Agreement by reason of a Change in Tax Law by a government or taxing authority of a Relevant Jurisdiction of the party making such payment, unless the other party is incorporated, organized, managed and controlled or considered to have its seat in such jurisdiction, or is acting for purposes of this Agreement through a branch or office located in such jurisdiction.

(f)            Definitions.  Reference is hereby made to the 2000 ISDA Definitions (the “2000 Definitions”), as published by the International Swaps and Derivatives Association, Inc. (“ISDA”), which are hereby incorporated by reference herein and shall be deemed to be incorporated in each Confirmation hereunder, unless otherwise specified in a Confirmation. Any terms used and not otherwise defined herein which are contained in the 2000 Definitions shall have the meaning set forth therein.  Capitalized terms used and not otherwise defined herein or in the Agreement or the 2000 Definitions shall have the meanings assigned to them in the Indenture, dated as of September 25, 2003, among Party B, as Issuer, and Deutsche Bank Trust Company Americas, as Indenture Trustee, as supplemented by the Series 2007-4 Indenture Supplement, dated as of the date hereof, as amended or supplemented from time to time (collectively, the “Indenture”).

(g)           Jurisdiction.  Section 13(b) of this Agreement is hereby amended by: (i) deleting the word “non-“ in the second line of subparagraph (i)(2) thereof; (ii) adding the words “except as necessary to pursue enforcement of the judgment of any such court in other jurisdictions” to the last line of subparagraph (i)(2) thereof and (iii), deleting paragraph (iii) thereof.

(h)           Waiver of Contractual Right of Setoff.  Without affecting the provisions of this Agreement requiring the calculation of certain net payment or closeout amounts, notwithstanding any provision of this Agreement or any other existing or future agreement, each party irrevocably waives any and all contractual rights it may have to set off, recoup or otherwise withhold or suspend or condition payment or performance of any obligation between the two parties hereunder against any obligations between the two parties under any other agreements.

(i)            Waiver of Right to Trial by Jury.  Each party irrevocably waives, to the fullest extent permitted by applicable law, any right it may have to trial by jury of any claim, demand or cause of action relating in any way to this Agreement or any Credit Support Document, whether sounding in contract or tort or otherwise, and agrees that either party may file a copy of this section with any court as evidence of the waiver of its jury trial rights.

(j)            Conditions Precedent.  Section 2(a)(iii)(1) of the Agreement shall not apply to the obligations of Party A unless an Event of Default set forth in Sections 5(a)(i) or 5(a)(vii)(4) with respect to Party B has occurred and is continuing.

(k)           Amendment to Indenture.  Party B agrees that it shall not amend, modify or waive any provisions in the Indenture (or the Servicing Agreement) without the consent of Party A if such amendment, modification or waiver would materially adversely affect the value of any Transactions to Party A or any of Party A’s rights or obligations under this Agreement or any Transaction, modify the obligations of Party B under this Agreement or any Transaction, or impair the ability of Party B to fully perform any of Party B’s obligations, under this Agreement or any Transaction.

(l)            Method of Notice.  Section 12(a)(ii) of this Agreement is deleted in its entirety.

(m)          Limitation on Liability of Trustee.  It is expressly understood and agreed by the parties hereto that (a) this Agreement is executed and delivered by The Bank of New York (Delaware), not individually or personally but solely as trustee of GE Capital Credit Card Master Note Trust (the “Trust”), in the exercise of the powers and authority conferred and vested in it, (b) each of the representations, undertakings and agreements herein made on the part of the Trust is made and intended not as personal representations, undertakings and agreements by The Bank of New York (Delaware) but is made and intended for the purpose of binding only the Trust, (c) nothing herein contained shall be construed as creating any liability on The Bank of New York (Delaware), individually or personally, to perform any covenant either expressed or implied contained herein, all such liability, if any, being expressly waived by the parties hereto and by any Person claiming by, through or under the parties hereto and (d) under no circumstances shall The Bank of New York (Delaware) be personally liable for the payment of any indebtedness or expenses of the Trust or be liable for the breach or failure of any obligation, representation, warranty or covenant made or undertaken by the Trust under this Master Agreement or any other related documents.

(n)           Payment and Consent Notices.  Party B shall provide Party A with copies of all notices given under the Indenture (i) pertaining to payment(s) that relate to or mention Party A and/or (ii) concerning matters requiring the consent of Party A.  Additionally, upon request, Party B shall provide Party A with any other notices which could be requested by the holders of any Note.

(o)           Part 1(o).  Party A acknowledges the various provisions set forth in Part 1(o) hereof in connection with a downgrade (as set forth therein).  Party A agrees to act in good faith and in a commercially reasonable manner in complying with the requirements therein.

(p)           Notice.  Party B agrees to provide notice to S&P of any transfers or amendments to this Agreement.  This Agreement shall not be amended, no Early Termination Date shall be effectively designated by Party B, and no transfer of any rights or obligations under this Agreement shall be made (other than a transfer of all of Party A’s rights and obligations pursuant to Part 5(r) below unless Moody’s has been given prior written notice of such amendment, designation or transfer.

(q)           Rating Agency Condition.  No assignments, amendment, modification or waiver in respect of this Agreement will be effective unless, in addition to meeting the requirements otherwise set forth herein, a Ratings Reaffirmation has been obtained.

(r)            Transfers.

(i)            Subject to Section 6(b)(ii) and Part 5(r)(ii) below, Party A may not transfer (whether by way of security or otherwise) any interest or obligation in or under this Agreement without the prior written consent of Party B.

(ii)           Subject to giving prior written notification to Party B, if the Moody’s First Rating Trigger Requirements apply, Party A may (at its own cost) transfer its rights and obligations with respect to this Agreement to any other entity (a “Transferee”) that is an Eligible Replacement such that the Transferee contracts with Party B on terms that:

(x)            have the effect of preserving for Party B the economic equivalent of all payment and delivery obligations (whether absolute or contingent and assuming the satisfaction of each applicable condition precedent) under this Agreement immediately before such transfer; and

(y)           are, in all material respects, no less beneficial for Party B than the terms of this Agreement immediately before such transfer, as determined by Party B.

(iii)          In determining whether or not a transfer satisfies the condition in sub-paragraph (y) of Part 5(j)(ii) above, Party B shall act in a commercially reasonable manner.

(iv)          If an entity has made a Firm Offer (which remains capable of becoming legally binding upon acceptance) to be the transferee of a transfer to be made in accordance with Part 5(j)(ii) above, Party B shall, at Party A’s written request and cost, take any reasonable steps required to be taken by it to effect such transfer.

(s)           If an Early Termination Date is designated with respect to resulting from an Event of Default or Additional Termination Event in which Party A is the Defaulting Party or sole Affected Party, paragraphs (i) to (iv) below shall apply:

(i)            The definition of “Close-Out Amount” shall be deleted in its entirety and replaced with the following:

“”Close-Out Amount” means, with respect to any Early Termination Date:

(1)           if, on or prior to such Early Termination Date, an Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding, the Termination Currency Equivalent of the amount (whether positive or negative) of such Eligible Firm Offer;

(2)           if, on such Early Termination Date, no Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions has been accepted by Party B so as to become legally binding and one or more Eligible Firm Offers have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, the Termination Currency Equivalent of the amount (whether positive or negative) of the lowest of such Eligible Firm Offers (for the avoidance of doubt, (i) an Eligible Firm Offer expressed as a negative number is lower than a Eligible Firm Offer expressed as a positive number and (ii) the lower of two Eligible Firm Offers expressed as negative numbers is the one with the largest absolute value); or

(3)           if, on such Early Termination Date, no Eligible Firm Offer for the relevant Terminated Transaction or group of Terminated Transactions is accepted by Party B so as to become legally binding and no Eligible Firm Offers have been communicated to Party B and remain capable of becoming legally binding upon acceptance by Party B, Party B’s Loss (whether positive or negative and without reference to any Unpaid amounts) for the relevant Terminated Transaction or group of Terminated Transactions.”

“Eligible Firm Offer” means, with respect to one or more Terminated Transactions, a Firm Offer which is (1) made by a leading dealer in the relevant market selected by Party B (a “Reference Market-maker”) that satisfies the Counterparty Ratings Requirement, (2) for an amount that would be paid to Party B (expressed as a negative number) or by Party B (expressed as a positive number) in consideration of an agreement between Party B and such Reference Market-maker to enter into a Replacement Transaction that would have the effect of preserving for such party the economic equivalent of any payment or delivery (whether the underlying obligation was absolute or contingent and assuming the satisfaction of each applicable condition precedent) by the parties under Section 2(a)(i) in respect of such Terminated Transactions or group of Terminated Transactions that would, but for the occurrence of the relevant Early Termination Date, have been required after that Date, (3) made on the basis that Unpaid Amounts in respect of the Terminated Transaction or group of Transactions are to be excluded but, without limitation, any payment or delivery that would, but for the relevant Early Termination Date, have been required (assuming satisfaction of each applicable condition precedent) after that Early Termination Date is to be included and (4) made in respect of a Replacement Transaction with terms that are, in all material respects, no less beneficial for Party B than those of this Agreement (save for the exclusion of provisions relating to Transactions that are not Terminated Transactions), as determined by Party B.

(ii)           In determining whether or not a Firm Offer satisfies the condition in sub-paragraph (4) of Eligible Firm Offer, Party B shall act in a commercially reasonable manner.

(iii)          At any time on or before the Early Termination Date at which two or more Eligible Firm Offers have been communicated to Party B and remain capable of becoming legally  binding upon acceptance by Party B, Party B shall be entitled to accept only the lowest of such Eligible Firm Offers (for the avoidance of doubt, (i) an Eligible Firm Offer expressed as a negative number is lower than an Eligible Firm Offer expressed as a positive number and (ii) the lower of two Eligible Firm Offers expressed as negative numbers is the one with the largest absolute value).

(iv)          If Party B requests Party A in writing to obtain Eligible Firm Offers, Party A shall use Reasonable efforts to do so before the Early Termination Date.

(v)           If the Close-Out Amount is a negative number, Section 6(e)(i) to (iv) of this Agreement shall be deleted in their entirety and replaced with the following:

“Party B shall pay to Party A an amount equal to the absolute value of the Close-Out Amount in respect of the Terminated Transactions, (2) Party B shall pay to Party A the Termination Currency Equivalent of the Unpaid Amounts owing to Party A and (3) Party A shall pay to Party B the Termination Currency Equivalent of the Unpaid Amounts owing to Party B, Provided that, (i) the amounts payable under (2) and (3) shall be subject to netting in accordance with Section 2(c) of this Agreement and (ii) notwithstanding any other provision of this Agreement, any amount payable by Party A under (3) shall not be netted against any amount payable by Party B under (1).”

Please confirm your agreement to the terms of the foregoing Schedule by signing below.

BANK OF AMERICA, N.A.

By:	/s/ Shirley de la Canal
Name: Shirley de la Canal
Title: Senior Vice President

GE CAPITAL CREDIT CARD MASTER NOTE TRUST

By: The Bank of New York (Delaware), not in its individual capacity but solely as Trustee

By:	/s/ Kristine K. Gullo
Name: Kristine K. Gullo
Title: Vice President